Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller, 830-626-5226
kellers@rushenterprises.com

Karen S. Konecny, 830-626-5102

konecnyk@rushenterprises.com

RUSH ENTERPRISES, INC. APPOINTS DR. KENNON GUGLIELMO AND
WILLIAM H. CARY TO ITS BOARD OF DIRECTORS

SAN ANTONIO, Texas, January 7, 2015 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that it has appointed Dr. Kennon Guglielmo and William “Bill” Cary to serve on its Board of Directors.

Dr. Guglielmo has served as Chief Technology Officer and a member of the board of directors of Enovation Controls, Inc., a leading global provider of sophisticated digital control systems for gaseous fuel engines and engine-driven equipment, since its inception in June 2014. In 1994, Dr. Guglielmo formed EControls Group, Inc., an affiliate of Enovation Controls, Inc., and began developing engine management systems for the industrial, marine, and heavy-duty engine markets. He has been the President and a member of the board of directors of EControls Group, Inc. since its formation. Dr. Guglielmo holds a B.S. in Mechanical Engineering from Texas A&M University, and an M.S. and Ph.D. in Mechanical Engineering from Georgia Institute of Technology.

Mr. Cary served as the President and Chief Operating Officer of GE Capital, the financial services unit of the General Electric Company (NYSE: GE) from November 2008 until December 2014 and as a Senior Vice President of General Electric from November 2006 until December 2014. He served as the President of GE Money (Global), a subsidiary of GE Capital, from February 2008 until his promotion to President and Chief Operating Officer of GE Capital in November 2008. Mr. Cary joined General Electric in 1986 as a member of the Financial Management Program and served in a variety of financial positions around the world until his election as Senior Vice President of General Electric in November 2006. He also served as a member of General Electric’s Corporate Executive Council and was a member of the GE Capital board of directors. Mr. Cary holds a B.S. in Finance from San Jose State University and is a graduate of General Electric’s Financial Management Program.

“We welcome Kennon and Bill to our Board,” said W.M. “Rusty” Rush, Chairman, CEO and President of Rush Enterprises, Inc. “Kennon’s technical expertise with respect to engine control systems and his entrepreneurial and business acumen will be invaluable to the Company as we evaluate strategic opportunities to expand our portfolio of customer solutions in the future.” Rush further stated that “Bill’s distinguished career as a senior executive of General Electric and as the President and Chief Operating Officer of GE Capital will be highly beneficial to the Company going forward.” Rush added that “both Kennon and Bill will be tremendous assets to the Company and we are fortunate to have them. I am confident that their demonstrated leadership abilities will aid the Company in its continuing efforts to ‘integrate and execute’ across the network in areas of asset management, process standardization and customer service consistency, while expanding our portfolio of solutions to help drive efficiencies for our customers.”

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry and owns and operates the largest network of commercial vehicle dealerships in the United States, representing truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, IC Bus and Blue Bird. The Company's vehicle centers are strategically located in high traffic areas on or near major highways throughout the United States. These one-stop centers offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and body shop operations plus a wide array of financial services, including financing, insurance, leasing and rental. Rush Enterprises’ operations also provide vehicle up-fitting, chrome accessories and tires. For more information, please visit www.rushenterprises.com.